Exhibits 5 & 23.3
JACSON KELLY PLLC
1099 18th Street
Denver, Colorado 80202
Telephone (303) 390-0003
Telecopier (303) 390-0177
June 18, 2008
Board of Directors
Colorado Goldfields Inc.
10920 West Alameda Avenue, Suite 207,
Lakewood, Colorado 80226
Re:	Colorado Goldfields Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Colorado Goldfields Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (1) 9,600,000 shares of common stock (the “Common Stock”) of the Company which may be issued pursuant to the 2008 Stock Incentive Plan (the “Plan”) and (2) options (the “Options”) to acquire the Shares, which Options may be issued from time to time under the Plan.
     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.
     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; and the resolutions adopted by the Board of Directors of the Company authorizing and approving the Plan and preparation and filing of the Registration Statement. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     Based on the foregoing, we are of the opinion that (1) the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, upon issuance, compliance with any restrictive terms, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable and (2) the Options to be issued by the Company pursuant to the Plan have been or will be duly authorized, and upon issuance and delivery in accordance with the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, garnishment or other similar laws relating to or affecting the enforcement of creditors rights generally and by general principles of equity.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.
Very truly yours,
/s/ Jackson Kelly, PLLC
JACKSON KELLY, PLLC